CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$8,111,370	$1,009.87

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

July 2018 Pricing Supplement Registration Statement No. 333-223208 Dated July 31, 2018 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$8,111,370 Dual Directional Trigger Securities Based on the Level of the S&P 500® Index due February 3, 2022

Trigger Performance Securities
Principal at Risk Securities

The Dual Directional Trigger Securities (the “Securities”) offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus the upside performance of the underlying index. If the level of the underlying index has depreciated by no more than 25%, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the level of the underlying index has depreciated by more than 25%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% decline in the underlying index from the pricing date to the valuation date. These Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for 1-to-1 exposure to any positive performance of the underlying index, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying index. Investors may lose up to 100% of the stated principal amount of the Securities. All payments on the Securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date:		February 3, 2022, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:		S&P 500® Index (Bloomberg symbol: “SPX”)
Aggregate principal amount:		$8,111,370
Payment at maturity:

•    If the final level is greater than or equal to the initial level:

$10 + the upside payment

•    If the final level is less than the initial level but is greater than or equal to the trigger level:

$10 + ($10 x absolute index return)

In this scenario, you will receive a 1% positive return on the Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $2.50 for each Security.

•    If the final level is less than the trigger level:

$10 x the index performance factor

This amount will be less than $7.50. You will lose at least 25% of the stated principal amount if the final level is less than the trigger level. All payments on the Securities are subject to the credit risk of HSBC.

Upside payment:		$10 x leverage factor x index percent change
Leverage factor:		100%
Index percent change:		(final level – initial level) / initial level
Absolute index return:		The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Trigger level:		2,112.2175, which is 75% of the initial level
Initial level:		2,816.29, which was the official closing level of the underlying index on the pricing date
Final level:		The official closing level of the underlying index on the valuation date
Valuation date:		January 31, 2022, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:		final level / initial level
Stated principal amount:		$10 per Security
Issue price:		$10 per Security
Pricing date:		July 31, 2018
Original issue date:		August 3, 2018
Estimated initial value:		The estimated initial value of the Securities is less than the price you pay to purchase the Securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the Securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Securities in the secondary market, if any.”
CUSIP:		40435X850
ISIN:		US40435X8508
Listing:		The Securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commission	Proceeds to issuer
Per Security	$10.00	$0.25(1)	$9.70
$0.05(2)
Total	$8,111,370.00	$202,784.25 $40,556.85	$7,868,028.90
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of up to $0.25 for each Security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of up to $0.05 for each Security.

The estimated initial value of the Securities on the pricing date is $9.66 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the Securities involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Securities
Principal at Risk Securities

The Dual Directional Trigger Securities Based on the Level of the S&P 500® Index due February 3, 2022 (the “Securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides exposure on a 1-to-1 basis to any positive performance of the underlying index

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying index

▪	To potentially outperform the underlying index in a moderately bearish scenario, with no limitation on the appreciation potential

Maturity:	Approximately 3 years and 6 months
Leverage factor:	100%
Minimum payment at maturity:	None. You may lose your entire initial investment in the Securities.
Trigger level:	75% of the initial level
Coupon:	None

Key Investment Rationale

The Securities offer exposure on a 1-to-1 basis to the positive performance of the underlying index, and an unleveraged positive return on the absolute value of a limited range of negative performance of the underlying index. At maturity, if the level of the underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus a return reflecting the upside performance of the underlying index. If the level of the underlying index has depreciated by no more than 25%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the level of the underlying index has decreased by more than 25%, investors will lose 1% of the principal amount for every 1% that the level has declined in the final level from the initial level. Investors may lose up to 100% of the stated principal amount of the Securities.

These Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for 1-to-1 exposure to any positive performance of the underlying index, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying index. All payments on the Securities are subject to the credit risk of HSBC.

Upside Performance	The Securities offer investors an opportunity to capture returns on a 1-to-1 basis for any positive performance relative to a direct investment in the securities included in the underlying index.
Absolute Return Feature	The Securities enable investors to obtain an unleveraged positive return if the final level is less than the initial level but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Index Remains the Same or Appreciates	The final level of the underlying index is greater than or equal to the initial level and, at maturity for each Security, we will pay the stated principal amount of $10 plus 100% of the index percent change.
Absolute Return Scenario	The final level is less than the initial level but is greater than or equal to the trigger level, which is 75% of the initial level. In this case, investors receive a 1% positive return on the Securities for each 1% decline in the level of the underlying index. For example, if the final level is 10% less than the initial level, the Securities will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 25% return at maturity.
Downside Scenario	The final level is less than the trigger level, at maturity for each Security, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final level of the underlying index from the initial level. This amount will be less than $7.50 per Security. For example, if the final level is 70% less than the initial level, the Securities will be redeemed at maturity for a loss of 70% of principal at $3.00, or 30% of the stated principal amount. There is no minimum payment at maturity on the Securities.

July 2018	Page 2

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms:

Stated principal amount:	$10 per Security
Leverage factor:	100%
Trigger level:	75% of the initial level

Securities Payoff Diagram

How it works

▪	Upside Scenario if the Underlying Index Remains the Same or Appreciates: If the final level is greater than or equal to the initial level, investors would receive the $10 stated principal amount plus 100% of the appreciation of the underlying index.

▪	For example, if the underlying index appreciates 5%, investors would receive a 5.00% return, or $10.50 per Security.

▪	Absolute Return Scenario: If the final level is less than the initial level but is greater than or equal to the trigger level, investors would receive a 1% positive return on the Securities for each 1% decline in the underlying index.

▪	For example, if the level of the underlying index declines by 10%, investors would receive a 10% return, or $11.00 per Security.

▪	The maximum return under this scenario is a positive 25% return at maturity, or $12.50 per Security.

▪	Downside Scenario: If the final level is less than the trigger level, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the underlying index. This amount will be less than $7.50 per Security. There is no minimum payment at maturity on the Securities.

▪	For example, if the underlying index declines by 40%, investors would lose 40% of their principal and receive only $6.00 per Security at maturity, or 60% of the stated principal amount.

July 2018	Page 3

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

Investor Suitability

The Securities may be suitable for you if:

▪	You seek an investment with a positive return linked to the underlying index and you believe the underlying index will increase or decrease only moderately.

▪	You are willing to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final level of the underlying index is less than the trigger level.

▪	You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are willing to forego dividends or other distributions paid to holders of the stocks included in the underlying index.

▪	You do not seek current income from your investment.

▪	You do not seek an investment for which there is an active secondary market.

▪	You are willing to hold the Securities to maturity.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Securities.

The Securities may not be suitable for you if:

▪	You believe the final level of the underlying index will be less than the trigger level or that the index percent change will not be sufficiently positive to provide you with your desired return.

▪	You are unwilling to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final level of the underlying index is less than the trigger level.

▪	You seek an investment that provides full return of principal.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪	You seek current income from your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You are unable or unwilling to hold the Securities to maturity.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities.

July 2018	Page 4

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Securities is not equivalent to investing directly in any of the stocks included in the underlying index. You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Securities described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The Securities do not pay interest or guarantee return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest nor guarantee payment of the principal amount at maturity. If the final level is less than the trigger level (which is 75% of the initial level), the absolute return feature will no longer be available and you will receive for each Security that you hold a payment at maturity that is at least 25% less than the stated principal amount of each Security. In this case, you will lose a portion of your principal amount equal to the percentage decline in the level of the underlying index from the initial level to the final level, subject to the credit risk of HSBC. There is no minimum payment on the Securities and you may lose up to 100% of the stated principal amount.

▪	Credit risk of HSBC USA Inc. The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the S&P 500® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity.

▪	Investing in the Securities is not equivalent to investing in the underlying index. Investing in the Securities is not equivalent to investing in the underlying index or its component securities. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Securities. S&P Dow Jones Indices LLC, the reference sponsor of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the reference sponsor of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the reference sponsor of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Securities.

▪	The estimated initial value of the Securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Securities in the secondary market, if any. The estimated initial value of the Securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This

July 2018	Page 5

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

▪	The price of your Securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 2 years after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Securities is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Securities may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

▪	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Securities. As calculation agent, HSBC or one of its affiliates determined the initial level and will determine the

July 2018	Page 6

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

trigger level and the final level, including whether the value of the underlying index has decreased to or below the trigger level, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the Securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Securities. The calculation agent is under no obligation to consider your interests as a holder of the Securities in taking any actions, including the determination of the initial level, that might affect the value of your Securities.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Some of our affiliates also trade those stocks and other instruments on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index level of the underlying index. Such hedging or trading activities during the term of the Securities, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Securities.

▪	The U.S. federal income tax consequences of an investment in the Securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Securities, please see the discussion under “Additional Information About the Securities —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

July 2018	Page 7

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

Information About the S&P 500® Index

The S&P 500® Index is a capitalization-weighted index of stocks of 500 component companies. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of stocks of 500 component companies representing all major industries in the United States. The top 5 industry groups by market capitalization as of July 31, 2018 were: Information Technology, Health Care, Financials, Consumer Discretionary and Industrials.

For more information about the S&P 500® Index, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from January 1, 2008 through July 31, 2018. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels January 1, 2008 to July 31, 2018

July 2018	Page 8

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the final terms on the cover page of this document.

General Information
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	40435X850
ISIN:	US40435X8508
Minimum ticketing size:	$1,000 / 100 Securities
Denominations:	$10 per Security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Security, and therefore significant aspects of the tax treatment of each Security are uncertain as to both the timing and character of any inclusion in income in respect of each Security. Under one approach, each Security could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Security consistent with this approach. Pursuant to the terms of each Security, you agree to treat each Security under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat each Security as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Security prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Securities is required to accrue income in respect of the Securities prior to the receipt of payments under the Securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Securities as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of a Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

For a further discussion of U.S. federal income tax consequences related to each Security, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):	Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Securities and will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Security.

July 2018	Page 9

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

Delivery of the Securities will be made against payment for the Securities on the original issue date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Events of default and acceleration:

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Securities linked to the underlying index. The purchaser of a Securities will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the Securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Validity of the Securities:	In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s

July 2018	Page 10

Dual Directional Securities Based on the Level of the S&P 500® Index due February 3, 2022
Trigger Performance Securities
Principal at Risk Securities

registration statement on Form S-3 dated February 26, 2018.

This document provides a summary of the terms and conditions of the Securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the cover page of this document.

July 2018	Page 11